March 31, 2008

Mr. Gregory Morris
PO Box 8425
Horseshoe Bay, TX 78657-8425

Dear Gregory:

As you know, your employment agreement with HydroGen, L.L.C. (the “Company”), dated April 7, 2005 and effective April 1, 2005, is due to terminate on April 1, 2008.

It is the Company’s current intention to continue your employment with the Company and to enter into a new letter agreement with you. To that end, the Company would like to continue your current employment agreement in full force and effect (the “Extension”) until the earlier of (1) May 1, 2008 and (2) the date on which you and the company enter into a new letter agreement. Please understand that neither this letter nor the Extension is a guarantee of continued employment with the Company.

In connection with the acceptance of this Extension, you hereby waive notice by the Company that your current employment agreement will not be renewed. As previously stated, the Company currently intends to enter into a new letter agreement with you.

If you agree to the terms of the Extension, please sign below and return the signed letter to me.

Sincerely,

/s/ John J. Freeh

John J. Freeh
Chief Executive Officer

Agreed and accepted:

/s/ Gregory Morris	Date: March 31, 2008
Gregory Morris